Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF CALIFORNIA WATER SERVICE GROUP
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
California Water Service Group
San Jose, California
We have audited the accompanying consolidated balance sheet of California Water Service Group and subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of income, common stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2008. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the consolidated financial statement referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 2008, and the respective results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
As discussed in Note 17 to the consolidated financial statements, the Company has included condensed consolidating financial information of the Company and its subsidiaries.
/s/ Deloitte & Touche LLP
San Francisco, California
February 27, 2009, except for Note 17, as to which the date is April 3, 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
California Water Service Group:
     We have audited the accompanying consolidated balance sheet of California Water Service Group and subsidiaries as of December 31, 2007, and the related consolidated statements of income, common stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Mountain View, California
February 28, 2008, except for the last paragraph of note 1,
       which is as of February 27, 2009, and note 17,
       which is as of April 3, 2009

Consolidated Balance Sheets

	December 31,
	2008	2007
	In thousands, except per share data
ASSETS

Utility plant:
Land	$19,058	$17,191
Depreciable plant and equipment	1,464,904	1,370,409
Construction work in progress	80,649	43,646
Intangible assets	18,468	15,801

Total utility plant	1,583,079	1,447,047
Less accumulated depreciation and amortization	(470,712)	(436,851)

Net utility plant	1,112,367	1,010,196

Current assets:
Cash and cash equivalents	13,869	6,734
Receivables, net of allowance for doubtful accounts of $1,210 and $641, respectively:
Customers	22,786	18,600
Other	12,071	8,617
Unbilled revenue	13,112	12,911
Materials and supplies at weighted average cost	5,070	4,744
Prepaid income taxes	4,968	—
Taxes, prepaid expenses, and other assets	7,922	8,369

Total current assets	79,798	59,975

Other assets:
Regulatory assets	198,293	90,908
Unamortized debt premium and expense	6,070	6,745
Goodwill	3,906	—
Other	17,673	16,675

Total other assets	225,942	114,328

	$1,418,107	$1,184,499

CAPITALIZATION AND LIABILITIES

Capitalization:
Common stock, $0.01 par value; 25,000 shares authorized, 20,723 and 20,666, outstanding in 2008 and 2007, respectively	$207	$207
Additional paid-in capital	213,922	211,885
Retained earnings	188,820	173,617

Total common stockholders’ equity	402,949	385,709
Preferred stock without mandatory redemption provision, $25 par value, 380 shares authorized, -0- and 139, outstanding in 2008 and 2007, respectively	—	3,475
Long-term debt, less current maturities	287,498	289,220

Total capitalization	690,447	678,404

Current liabilities:
Current maturities of long-term debt	2,818	2,701
Short-term borrowings	40,000	—
Accounts payable	41,772	36,694
Accrued other taxes	2,776	2,216
Accrued interest	3,295	3,073
Other accrued liabilities	32,535	24,969

Total current liabilities	123,196	69,653

Unamortized investment tax credits	2,392	2,467
Deferred income taxes	72,344	69,712
Regulatory liabilities	20,728	20,386
Pension and postretirement benefits other than pension	152,685	39,444
Advances for construction	176,163	168,024
Contributions in aid of construction	117,568	118,012
MTBE settlement	34,216	—
Other long-term liabilities	28,368	18,397
Commitments and contingencies	—	—

	$1,418,107	$1,184,499

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income

	For The Years Ended December 31,
	2008	2007	2006
	In thousands, except per share data
Operating revenue	$410,312	$367,082	$334,717

Operating expenses:
Operations:
Purchased water	111,726	106,748	93,426
Purchased power	25,939	23,974	22,738
Pump taxes	8,899	8,161	8,094
Administrative and general	59,429	54,262	52,793
Other	51,196	46,310	42,923
Maintenance	18,969	18,336	15,591
Depreciation and amortization	37,339	33,563	30,652
Income taxes	24,507	17,887	15,297
Property and other taxes	14,839	13,671	12,897

Total operating expenses	352,843	322,912	294,411

Net operating income	57,469	44,170	40,306

Other income and expenses:
Non-regulated revenue	14,230	13,557	10,645
Non-regulated expense	(15,097)	(9,114)	(7,208)
Gain on sale of non-utility property	7	2,516	348
Income tax benefit (expense) on other income and expenses	376	(2,836)	(1,542)

Net other (expense) income	(484)	4,123	2,243

Interest expense:
Interest expense	20,591	19,719	19,669
Less: capitalized interest	(3,411)	(2,585)	(2,700)

Net interest expense	17,180	17,134	16,969

Net income	$39,805	$31,159	$25,580

Earnings per share:
Basic	$1.90	$1.50	$1.34
Diluted	$1.90	$1.50	$1.34
Weighted average number of common shares outstanding:
Basic	20,710	20,665	18,905
Diluted	20,734	20,689	18,925

Consolidated Statements of Common Stockholders’ Equity and Comprehensive Income
For the years ended December 31, 2008, 2007 and 2006

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
	In thousands
Balance at December 31, 2005	18,390	$184	$131,991	$162,968	$(1,202)	$293,941

Net income		—	—	25,580	—	25,580
Reclassification of minimum pension liability to regulatory asset, net of tax effect of $802, in conjunction with the implementation of SFAS no. 158 (see Note 12)		—	—	—	1,202	1,202

Comprehensive income		—	—	25,580	1,202	26,782
Issuance of common stock, net of expenses of $3,680	2,267	23	79,522	—	—	79,545
Dividends paid:
Preferred stock		—	—	(153)	—	(153)
Common stock		—	—	(21,813)	—	(21,813)

Total dividends paid		—	—	(21,966)	—	(21,966)

Balance at December 31, 2006	20,657	207	211,513	166,582	—	378,302
Net income		—	—	31,159	—	31,159
Issuance of common stock	9	—	372	—	—	372
Dividends paid:
Preferred stock		—	—	(153)	—	(153)
Common stock		—	—	(23,971)	—	(23,971)

Total dividends paid		—	—	(24,124)	—	(24,124)

Balance at December 31, 2007	20,666	207	211,885	173,617	—	385,709
Net income		—	—	39,805	—	39,805
Issuance of common stock	57	—	2,037	—	—	2,037
Premium on retirement of preferred stock				(253)		(253)
Dividends paid:
Preferred stock		—	—	(115)	—	(115)
Common stock		—	—	(24,234)	—	(24,234)

Total dividends paid		—	—	(24,349)	—	(24,349)

Balance at December 31, 2008	20,723	$207	$213,922	$188,820	—	$402,949

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2008	2007	2006
	In thousands
Operating activities:
Net income	$39,805	$31,159	$25,580

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,485	33,563	30,652
Amortization of debt premium and expenses	673	673	665
Other changes in noncurrent assets and liabilities	10,659	(262)	3,218
Change in value of life insurance contracts	3,763	—	—
Gain on sale of non-utility property	(7)	(2,516)	(348)
Changes in operating assets and liabilities:
Receivables	(6,069)	(881)	(5,381)
Unbilled revenue	(201)	(1,570)	104
Taxes, prepaid expenses, and other assets	(4,421)	(5,781)	(437)
Accounts payable	2,610	2,857	(865)
Material and supplies	(322)	(228)	(322)
Other current liabilities	8,109	(4,282)	11,045
Other changes, net	1,646	(2,678)	(2,943)

Net adjustments	55,925	18,895	35,388

Net cash provided by operating activities	95,730	50,054	60,968

Investing activities:
Utility plant expenditures:
Company-funded	(99,212)	(75,996)	(88,382)
Developer advances and contributions in aid of construction	(8,592)	(13,467)	(16,064)
MTBE settlement received	34,217	—	—
Proceeds from sale of non-utility assets	7	2,495	353
Acquisitions	(24,924)	(1,479)	(509)
Purchase of life insurance	(1,373)	—	—

Net cash used in investing activities	(99,877)	(88,447)	(104,602)

Financing activities:
Short-term borrowings	56,000	—	—
Repayment of short-term borrowings	(16,000)	—	—
Issuance of common stock, net of expenses	—	372	79,545
Issuance of long-term debt, net of expenses	655	264	19,879
Advances and contributions in aid of construction	8,227	16,589	24,992
Refunds of advances for construction	(6,662)	(6,306)	(6,189)
Retirement of long-term debt	(2,871)	(1,980)	(1,848)
Redemption of preferred stock	(3,718)	—	—
Dividends paid	(24,349)	(24,124)	(21,966)

Net cash (used in) provided by financing activities	11,282	(15,185)	94,413

Change in cash and cash equivalents	7,135	(53,578)	50,779
Cash and cash equivalents at beginning of year	6,734	60,312	9,533

Cash and cash equivalents at end of year	$13,869	$6,734	$60,312

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest (net of amounts capitalized)	$16,284	$16,459	$16,146
Income taxes	22,586	30,220	5,471
Supplemental disclosure of non-cash activities:
Accrued payables for investments in utility plant	10,967	11,186	10,477
Purchase of intangible assets with Company common stock	1,300	—	—
Utility plant contributed by developers	10,222	11,880	9,968

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Amounts in thousands, except share data
1 ORGANIZATION AND OPERATIONS
     California Water Service Group (Company) is a holding company that provides water utility and other related services in California, Washington, New Mexico, and Hawaii through its wholly-owned subsidiaries. California Water Service Company (Cal Water), Washington Water Service Company (Washington Water), New Mexico Water Service Company (New Mexico Water), and Hawaii Water Service Company, Inc. (Hawaii Water) provide regulated utility services under the rules and regulations of their respective state’s regulatory commissions (jointly referred to as the Commissions). CWS Utility Services and HWS Utility Services LLC provide non-regulated water utility and utility-related services.
     The Company operates primarily in one business segment, providing water and related utility services.
Basis of Presentation
     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the Company accounts and those of its wholly owned subsidiaries. All intercompany transactions have been eliminated from the consolidated financial statements. In the opinion of management, the consolidated financial statements reflect all adjustments that are necessary to provide a fair presentation of the results for the periods covered.
     The preparation of the Company’s consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented. These include, but are not limited to, estimates and assumptions used in determining the Company’s regulatory asset and liability balances based upon probability assessments of regulatory recovery, revenues earned but not yet billed, asset retirement obligations, allowance for doubtful accounts, pension and other employee benefit plan liabilities, and income tax-related assets and liabilities. Actual results could differ from these estimates.
     In connection with the preparation of its financial statements for the year ended December 31, 2008, the Company determined that it had not properly classified the non-cash component related to developer funded construction in its statements of cash flows for the years ended December 31, 2007 and 2006. As a result, investing cash flows and financing cash flows were overstated by $11.9 million and $10.0 million for the years ended December 31, 2007 and 2006, respectively. Management has concluded that these errors are immaterial to its consolidated financial statements. Pursuant to Staff Accounting Bulletin No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the consolidated statements of cash flows for the years ended December 31, 2007 and 2006 have been adjusted to reflect the correction of these errors.
2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Revenue
     Revenue includes monthly cycle customer billings for regulated water and wastewater services at rates authorized by regulatory commissions and billings to certain non-regulated customers. In addition, effective July 1, 2008 with the adoption of the Water Revenue Adjustment Mechanism (WRAM) and the Modified Cost Balancing Account (MCBA), Cal Water records the difference between what is billed to its regulated customers and that which is authorized by the California Public Utilities Commission (CPUC).
     Under the WRAM, Cal Water records the adopted level of volumetric revenues as authorized by the CPUC for metered accounts (adopted volumetric revenues). In addition to volumetric-based revenues, the revenue requirements approved by the CPUC include service charges, flat rate charges, and other items that are not subject to the WRAM. The adopted volumetric revenue considers the seasonality of consumption of water based upon historical averages. The variance between adopted volumetric revenues and actual billed volumetric revenues for metered accounts is recorded as a component of revenue with an offsetting entry to a current asset or liability regulatory balancing account (tracked individually for each Cal Water district). The variance amount may be positive or negative and represents amounts that will be billed or refunded to customers in the future.

Notes to Consolidated Financial Statements-(Continued)
     Under the MCBA, Cal Water will track adopted expense levels for purchased water, purchased power and pump taxes, as established by the CPUC. Variances (which include the effects of changes in both rate and volume) between adopted and actual purchased water, purchased power, and pump tax expenses are recorded as a component of revenue, as the amount of such variances will be recovered from or refunded to the Company’s customers at a later date. This is reflected with an offsetting entry to a current asset or liability regulatory balancing account (tracked individually for each Cal Water district).
     The balances in the WRAM and MCBA assets and liabilities accounts will fluctuate on a monthly basis depending upon the variance between adopted and actual results. The recovery or refund of the WRAM is netted against the MCBA over- or under-recovery for the corresponding district and is interest bearing at the current 90 day commercial paper rate. When the net amount for any district achieves a pre-determined level at the end of any calendar year (i.e., at least 2.5 percent over- or under-recovery of the approved revenue requirement), Cal Water will file with the CPUC to refund or collect the balance in the accounts. Account balances less than those levels may be refunded or collected in Cal Water’s general rate case proceedings or aggregated with future calendar year balances for comparison with the recovery level. As of December 31, 2008, the net aggregated asset is $4,629 and the aggregate liability is $2,585 and are included in other accounts receivable and accounts payable, respectively.
     The Company provides an allowance for doubtful accounts receivable. The allowance is based upon specific identified, potentially troubled accounts plus an estimate of uncollectible accounts based upon historical percentages. The balance of customer receivables is net of the allowance for doubtful accounts at December 31, 2008 and 2007 of $1,210 and $641, respectively.
     The activities in the allowance for doubtful accounts are as follows:

	2008	2007
Beginning Balance	$641	$260
Provision for uncollectible accounts	2,308	2,063
Net write off of uncollectible accounts	(1,739)	(1,682)

Ending Balance	$1,210	$641

Non-Regulated Revenue
     Revenues from non-regulated operations and maintenance agreements are recognized when services have been rendered to companies or municipalities under such agreements. For construction and design services, revenue is generally recognized on the completed contract method, as most projects are completed in less than three months. Other non-regulated revenue is recognized when title has transferred to the buyer, or ratably over the term of the lease.
Expense Balancing and Memorandum Accounts
     Prior to the adoption of the MCBA, incremental cost balancing accounts (ICBA), and memorandum accounts were used to track suppliers’ rate changes for purchased water, purchased power, and pump taxes that were not included in customer water rates. The cost changes are referred to as “Off-settable Expenses” because under certain circumstances they are recoverable from customers (or refunded to customers) in future rates designed to offset the cost changes from the suppliers. The Company does not record the ICBA and memorandum accounts until the Commission authorizes a change in customer rates and the customer has been billed. As of December 31, 2008, the balance of the ICBA and memorandum accounts not yet recognized is $1.5 million.
Utility Plant
     Utility plant is carried at original cost when first constructed or purchased, or at fair value. When depreciable plant is retired, the cost is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged to operating expenses as incurred. Maintenance projects are not accrued for in advance. Interest is capitalized on plant expenditures during the construction period and amounted to $3,411 in 2008, $2,585 in 2007, and $2,700 in 2006.
     Intangible assets acquired as part of water systems purchased are recorded at fair value. All other intangibles have been recorded at cost and are amortized over their useful life. Included in intangible assets is $6,515 paid to the City of Hawthorne in 1996 to lease the city’s water system and associated water rights. The asset is being amortized on a straight-line basis over the 15-year life of the lease.

     The following table represents depreciable plant and equipment as of December 31:

	2008	2007
Equipment	$317,735	$291,645
Transmission and distribution plant	1,054,329	994,713
Office buildings and other structures	92,840	84,051

Total	$1,464,904	$1,370,409

     Depreciation of utility plant for financial statement purposes is computed on a straight-line basis over the assets’ estimated useful lives including cost of removal of certain assets as follows:

Useful Lives
Equipment	5 to 50 years
Transmission and distribution plant	40 to 65 years
Office Buildings and other structures	50 years
     The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.8% in 2008, 2.7% in 2007, and 2.6% in 2006. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes in accordance with tax regulations. The Company has a legal obligation to retire wells in accordance with Department of Public Health regulations. In addition, upon decommission of a wastewater plant or lift station certain wastewater infrastructure would need to be retired in accordance with Department of Public Health regulations. The Company has been generally allowed to collect retirement obligation costs from ratepayers through depreciation expense. As of December 31, 2008 and 2007 the retirement obligation is estimated to be $9,365 and $9,548, respectively.
Cash Equivalents
     Cash equivalents include highly liquid investments with remaining maturities of three months or less at the time of acquisition. As of December 31, 2008 and 2007, cash equivalents included certificates of deposits and investments in money market funds in the amount of $25 and $1,775, respectively.
Restricted Cash
     Restricted cash primarily represents proceeds collected through a surcharge on certain customers’ bills plus interest earned on the proceeds and is used to service California Safe Drinking Water Bond obligations. All restricted cash is classified in prepaid expenses. At December 31, 2008 and 2007, restricted cash was $1,248 and $1,197, respectively.
Regulatory Assets and Liabilities
     The Company operates extensively in a regulated business, and as such is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulations” (SFAS No. 71). In accordance with SFAS No. 71, the Company defers costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that those costs and credits will be recognized in the ratemaking process in a period different from the period in which they would have been reflected in income by an unregulated company. In determining the probability of costs being recognized in other periods, the Company considers regulatory rules and decisions, past practices, and other facts or circumstances that would indicate if recovery is probable. These deferred regulatory assets and liabilities are then reflected in the income statement in the period in which the same amounts are reflected in the rates charged for service. In the event that a portion of the Company’s operations were no longer subject to the provisions of SFAS No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if other assets might be impaired. If a commission determined that a portion of the Company’s assets were not recoverable in customer rates, the Company would be required to determine if the Company had suffered an asset impairment that would require a write-down in the assets’ valuation. There was no such asset impairment in 2008, 2007 or 2006. The income tax temporary differences relate primarily to the difference between book and federal income tax depreciation on utility plant that was placed in service before the regulatory Commissions adopted normalization for rate making purposes. Previously, the tax benefit of tax depreciation was passed on to customers (flow-through). For state income tax purposes, the Commission continues to use the flow-through method. As such timing differences reverse, the Company will be able to include the impact of such differences in customer rates. These federal tax differences will continue to reverse over the remaining book lives of the related assets.

     In addition, regulatory assets include expense items that are capitalized for financial statement purposes, because they will be recovered in future customer rates. The capitalized expenses relate to asset retirement obligations, pension benefits, postretirement benefits other than pensions (Retiree Group Health), and accrued benefits for vacation, self-insured workers’ compensation, and directors retirement benefits. Asset retirement obligations are recorded net of depreciation which has been recorded and recognized through the regulatory process.
     Regulatory liabilities represent future benefits to ratepayers for tax deductions that will be allowed in the future. Regulatory liabilities also reflect timing differences provided at higher than the current tax rate, which will flow-through to future ratepayers.
     Regulatory assets and liabilities are comprised of the following as of December 31:

	2008	2007
Regulatory Assets
Pension and Retiree Group Health	$138,677	$34,809
Income tax temporary differences	35,590	35,604
Asset retirement obligations, net	6,100	6,391
Other accrued benefits	17,926	14,104

Total Regulatory Assets	$198,293	$90,908

Regulatory Liabilities
Future tax benefits due ratepayers	$20,728	$20,386

Long-Lived Assets
     The Company regularly reviews its long-lived assets for impairment, annually or when events or changes in business circumstances have occurred that indicate the carrying amount of such assets may not be fully realizable. Potential impairment of assets held for use is determined by comparing the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair value. There have been no asset impairments in 2008, 2007, or 2006.
Long-Term Debt Premium, Discount and Expense
     The discount and issuance expense on long-term debt is amortized over the original lives of the related debt on a straight-line basis which approximates the effective interest method. Premiums paid on the early redemption of certain debt and the unamortized original issuance discount and expense are amortized over the life of new debt issued in conjunction with the early redemption. Amortization expense included in interest expense was $673, $673, and $665 for 2008, 2007, and 2006, respectively.
Accumulated Other Comprehensive Loss
     The Company has an unfunded Supplemental Executive Retirement Plan. In 2005, the unfunded accumulated benefit obligation of the plan, less the accrued benefit, exceeded the unrecognized prior service cost which was recorded in accumulated other comprehensive loss, net of tax, as a separate component of Common Stockholders’ Equity. In 2006, with the adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” the Company determined that the amount should be reflected as a regulatory asset, as it will be recovered in future customer rates. As a result, during 2006, the Company recognized $1,202 of previously recorded net accumulated other comprehensive loss as a regulatory asset.
Advances for Construction
     Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base for rate setting purposes. Annual refunds are made to developers without interest. Advances of $174,626, and $166,450 at December 31, 2008, and 2007, respectively, will be refunded primarily over a 40-year period in equal annual amounts. In addition, other Advances for Construction totaling $1,537 and $1,574 at December 31, 2008, and 2007, respectively, are refundable based upon customer connections. Estimated refunds of advances for each succeeding year (2009 through 2013) are approximately $6,123, $6,032, $5,995, $5,986, $5,980 and $146,047 thereafter.

Contributions in Aid of Construction
     Contributions in Aid of Construction represent payments received from developers, primarily for fire protection purposes, which are not subject to refunds. Facilities funded by contributions are included in utility plant, but excluded from rate base. Depreciation related to assets acquired from contributions is charged to the Contributions in Aid of Construction account.
Income Taxes
     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of the deferred tax assets and liabilities is at enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.
     It is anticipated that future rate action by the Commissions will reflect revenue requirements for the tax effects of temporary differences recognized, which have previously been flowed through to customers. The Commissions have granted the Company rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available Investment Tax Credits (ITC) for all assets placed in service after 1980. ITCs are deferred and amortized over the lives of the related properties for book purposes.
     Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes and subsequent to 1991 were subject to California income tax. In 1996, the federal tax law, and in 1997, the California tax law, changed and only deposits for new services were taxable. In late 2000, federal regulations were further modified to exclude contributions of fire services from taxable income.
Workers’ Compensation, General Liability and Other Claims
     For workers’ compensation, the Company estimates the discounted liability associated with claims submitted and claims not yet submitted based on historical data. For general liability claims and other claims, the Company estimates the cost incurred but not yet paid using historical information.
Collective Bargaining Agreements
     As of December 31, 2008, the Company had 929 employees, including 595 non-supervisory employees who are represented by the Utility Workers Union of America, AFL-CIO, except certain engineering and laboratory employees who are represented by the International Federation of Professional and Technical Engineers, AFL-CIO. The union agreements expire at the end of 2009.
Earnings Per Share
     The computations of basic and diluted earnings per share are noted below. Basic earnings per share are computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Restricted Stock Awards are included in the weighted stock outstanding as the shares have all voting and dividend rights as issued and unrestricted common stock.
     Common stock options outstanding to purchase common shares were 84,000, 90,500, and 90,500 at December 31, 2008, 2007, and 2006, respectively. Stock Appreciation Rights (SAR) covering 108,710, 61,640 and 37,969 shares of common stock were outstanding as of December 31, 2008, 2007, and 2006, respectively.

     All options are dilutive and the SARs are antidilutive. The dilutive effect is shown in the table below.

	2008	2007	2006
	(In thousands, except per share data)
Net income, as reported	$39,805	$31,159	$25,580
Less preferred dividends and premium paid upon retirement of preferred stock	368	153	153

Net income available to common stockholders	$39,437	$31,006	$25,427

Weighted average common shares, basic	20,710	20,665	18,905
Dilutive common stock equivalents (treasury method)	24	24	20

Shares used for dilutive calculation	20,734	20,689	18,925

Earnings per share — basic	$1.90	$1.50	$1.34
Earnings per share — diluted	$1.90	$1.50	$1.34
Stock-based Compensation
     In 2006, the Company adopted the provisions of the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 123 — revised 2004 (SFAS 123(R)), “Share-Based Payment” which replaced Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees.” Under the fair value recognition provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award. The Company recognizes compensation as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified-prospective method of adoption of SFAS No. 123(R), under which prior periods were not revised for comparative purposes. Using this method, the valuation provisions of SFAS 123(R) apply to new grants and the unvested portion of prior grants on a prospective basis. All options that were granted prior to the adoption date were vested as of the adoption date such that no compensation expense is required.
     Prior to the adoption of SFAS 123(R), the Company presented all tax benefits for deductions resulting from the exercise of stock options and disqualifying dispositions as operating cash flows on its consolidated statement of cash flows. SFAS 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow. This requirement reduced net operating cash flows and increase net financing cash flows in periods after adoption. Total cash flow will remain unchanged from what would have been reported under prior accounting rules.
     The adoption of SFAS 123(R) did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows. See Note 13 for further information regarding the Company’s stock-based compensation assumptions and expenses.
Long-Term Incentive Plan
     The Company had a stockholder-approved Long-Term Incentive Plan (which was replaced on April 27, 2005, by a stockholder-approved Equity Incentive Plan) that allowed granting of non-qualified stock options. The Company accounted for options issued under the Long-Term Incentive Plan using the intrinsic value method of accounting as prescribed by APB 25. All outstanding options issued under the Long-Term Incentive Plan have an exercise price equal to the market price on the date they were granted. All options granted under the Long-Term Incentive Plan are fully vested. No compensation expense was recorded in 2008, 2007 or 2006, related to stock options issued under the Long-Term Incentive Plan.
Recent Accounting Pronouncements Adopted
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157 “Fair Value Measurements.” The statement defines fair value, establishes a framework for measuring fair values in generally accepted accounting principles, and expands disclosures about fair value measurements. The statement is effective for years beginning after November 15, 2007. The Company adopted SFAS No. 157 on January 1, 2008 and it did not have a material impact on the Company’s financial position, results of operations, or cash flows.
     In February 2007, the FASB issued SFAS No. 159, “the Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The statement is effective for years beginning after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, but did not elect to report any financial assets or liabilities at fair value. The adoption of this statement did not have a material impact to the Company’s financial position, results of operations or cash flows.

Accounting Pronouncements Issued But Not Yet Adopted
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” The statement applies prospectively to business combinations for which the acquisition date is on or after years beginning after December 15, 2008. SFAS 141(R) significantly changes current practices regarding business combinations. Among the more significant changes, SFAS 141(R) expands the definition of a business and a business combination; requires the acquirer to recognize the assets acquired, liabilities assumed and noncontrolling interests (including goodwill), measured at fair value at the acquisition date; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination and requires assets acquired and liabilities assumed from contractual and non-contractual contingencies to be recognized at their acquisition date fair values with subsequent changes recognized in earnings. The adoption of this statement is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” — an amendment of ARB No. 51. the statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. The statement is effective for years beginning after December 15, 2008. The adoption of this standard is not expected to have a material impact on the Company’s financial position, results of operation, or cash flows.
     In May 2008, the FASB staff revisited Emerging Issues Task Force (“EITF”) issue No. 03-6 and issued FASB Staff Position (“FSP”) No. EITF 03-6-1, “Determining Whether Instruments Granted in Shared-Based Payment Transactions are Participating Securities.” FSP EITF 03-6-1 requires unvested share-based payments that entitle employees to receive nonrefundable dividends to also be considered participating securities, as defined in EITF 03-6. The FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those years with early adoption prohibited. The Company currently grants certain unvested share-based payment awards that include rights to dividends similar to common shareholders. The Company is currently analyzing the impact that FSP EITF 03-6-1 will have on its computation on earnings per share and financial statements and related footnotes, if any.
     In December 2008, the FASB issued FSP FAS 132(R)-1,“Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP 132(R)-1”). FSP 132(R)-1 amends and expands the disclosure requirements of SFAS No. 132. An entity is required to provide qualitative disclosures about how investment allocation decisions are made, the inputs and valuation techniques used to measure the fair value of plan assets, and the concentration of risk within plan assets. Additionally, quantitative disclosures are required showing the fair value of each major category of plan assets, the levels in which each asset is classified within the fair value hierarchy, and a reconciliation for the period of plan assets which are measured using significant unobservable inputs. FSP 132(R)-1 is effective prospectively for fiscal years ending after December 15, 2009. The Company is currently evaluating the impact of FSP 132(R)-1.
3 OTHER INCOME AND EXPENSES
     The Company conducts various non-regulated activities as reflected in the table below.

	2008		2007		2006
	Revenue	Expense	Revenue	Expense	Revenue	Expense
Operating and maintenance	$7,180	$7,327	$5,705	$5,247	$5,141	$4,476
Meter reading and billing	1,150	898	1,187	902	1,159	865
Leases	2,048	690	1,958	613	1,714	571
Design and construction	1,292	887	1,142	847	1,151	744
Interest income	423	—	1,435	—	758	—
Change in value of life insurance contracts	—	3,763	539	—	615	—
Non-regulated expenses and other	2,137	1,532	1,591	1,505	107	552

Total	$14,230	$15,097	$13,557	$9,114	$10,645	$7,208

     Operating and maintenance services and meter reading and billing services are provided for water and wastewater systems owned by private companies and municipalities. The agreements call for a fee-per-service or a flat-rate amount per month. Leases have been entered into with telecommunications companies for cellular phone antennas placed on the Company’s property. Design and construction services are for the design and installation of water mains and other water infrastructure for others outside the Company’s regulated service areas.

4 ACQUISITIONS
     In 2008, the Company’s wholly-owned subsidiary HWS Utility Services, LLC, acquired contracts to operate and maintain water and wastewater systems in Hawaii. The purchase price of $1.3 million was paid with the issuance of the Company’s common stock. The purchase price is being amortized over the remaining life of the contracts.
     In 2008, after receiving regulatory approval, the Company’s wholly-owned subsidiary, Hawaii Water Service Company, Inc. acquired in two separate transactions, business on the Island of Hawaii which are accounted for under SFAS No. 141. The first acquisition was for all the outstanding stock of three related privately held companies (Waikoloa Resort Utilities, Inc.; Waikoloa Water Company, Inc.; Waikoloa Sewer Company, Inc.) with water and wastewater operations. The combined purchase price was $20,581. Assets acquired were $26,885, including cash of $6,268. Liabilities assumed were $10,209 (net of $12,608 which was paid at close of escrow). Goodwill of $3,906 was recorded. The Company is in the process of finalizing the valuation of certain intangible assets as well as acquired tax operating loss carryforwards; therefore the purchase price is subject to further refinement upon completion. The second acquisition was for the water and wastewater assets of two other companies, (Kukio Utility Company and WB Maninowali) was for a cash price of $10,610 for assets acquired. No liabilities were assumed.
     In 2007, after receiving regulatory approval, the Company’s wholly owned subsidiary, Cal Water, acquired a water system with allowed rate base of approximately $425 for $388 in cash. In addition, the Company’s wholly-owned subsidiary, Washington Water, acquired five water systems for $1,091 in cash, which was the approximate value of rate base of the systems.
     In 2006, after receiving regulatory approval, the Company’s wholly owned subsidiary, New Mexico Water, acquired a water system by purchasing the assets of the system for a purchase price of approximately $500 which was allowed as the rate base of the system
     Condensed balance sheets and pro forma results of operations for these acquisitions have not been presented since the impact of the purchases was not material.
5 INTANGIBLE ASSETS
     As of December 31, 2008 and 2007, intangible assets that will continue to be amortized and those not amortized were:

	Weighted	2008			2007
	Average	Gross		Net	Gross		Net
	Amortization	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Period	Value	Amortization	Value	Value	Amortization	Value
Amortized intangible assets:
Hawthorne lease	15	$6,515	$5,589	$926	$6,515	$5,140	$1,375
Water pumping rights	usage	1,084	23	1,061	1,084	14	1,070
Water planning studies	9	5,454	1,403	4,051	3,901	1,175	2,726
Leasehold improvements and other	20	2,484	1,391	1,093	1,390	693	697

Total	13	$15,537	$8,406	$7,131	$12,890	$7,022	$5,868

Unamortized intangible assets:
Perpetual water rights and other		$2,931	—	$2,931	$2,911	—	$2,911
     For the years ended December 31, 2008, 2007, and 2006, amortization of intangible assets was $1,838, $866, and $853, respectively. Estimated future amortization expense related to intangible assets for the succeeding five years is approximately $1,260, $1,276, $628, $529, $483, and $2,955 thereafter.
6 PREFERRED STOCK
     In 2008, the Company redeemed all 139,000 outstanding shares of its 4.4% Series C Preferred Stock, with a par value of $25 per share, at the pre-determined redemption price of $26.75 per share and all shares of the Series C Preferred Stock were cancelled. The resulting premium of $253 was charged to retained earnings and subtracted from net earnings available to common stockholders in the Company’s 2008 earnings per common share.
     See Note 7 for a description of the Series D preferred Stock.

7 COMMON STOCKHOLDERS’ EQUITY
     The Company is authorized to issue 25 million shares of $0.01 par value common stock. As of December 31, 2008 and 2007, 20,723,202 shares and 20,666,204 shares, respectively, of common stock were issued and outstanding.
Dividend Reinvestment and Stock Repurchase Plan
     The Company has a Dividend Reinvestment and Stock Purchase Plan (DRIP Plan). Under the DRIP Plan, stockholders may reinvest dividends to purchase additional Company common stock without commission fees. The Plan also allows existing stockholders and other interested investors to purchase Company common stock through the transfer agent up to certain limits. The Company’s transfer agent operates the DRIP Plan and purchases shares on the open market to provide shares for the Plan.
Stockholder Rights Plan
     The Company’s Stockholder Rights Plan (Plan) expired in February 2008. The Company’s Board elected not to renew the Plan, and the Plan expired by its own terms. The Plan was adopted in 1998 and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock in certain circumstances. The Rights were for a ten-year period that expired in February 2008 and no Series D Preferred Stock were issued under the Plan.
8 SHORT-TERM BORROWINGS
     At December 31, 2008, the Company maintained a bank revolving line of credit with Bank of America providing unsecured borrowings of up to $20 million at the prime lending rate less 1.5 percentage points. Cal Water maintained a separate bank revolving line of credit also with Bank of America for an additional $95 million with the same interest rate provision as the Company.
     On September 24, 2008, the Cal Water line of credit was amended to allow borrowings up to $95 million (from the original line of $55 million) for the period between September 30, 2008 and March 31, 2009. The amendment also provided that at any time the borrowings under the revolving credit facility exceed $55 million the entire principal amount outstanding of the revolving facility will bear interest annually at the lender’s prime rate less 1.0 percentage points or alternatively at LIBOR plus 0.75 percentage points. If the borrowings do not exceed $55 million the original interest provisions will apply. The line of credit agreement expires on April 30, 2012.
     As of December 31, 2008, the outstanding borrowings on the Cal Water and Company lines of credit were $28,000 and $12,000, respectively.
     The following table represents borrowings under the bank lines of credit:

	2008	2007	2006
Maximum short-term borrowings	$44,000	$—	$30,250
Average amount outstanding	$25,748	$—	$7,237
Weighted average interest rate	3.24%	n/a	6.76%
Interest rate at December 31	1.75%	n/a	n/a

9 LONG-TERM DEBT
     As of December 31, 2008 and 2007, long-term debt outstanding was:

		Interest	Maturity
	Series	Rate	Date	2008	2007
First Mortgage Bonds:	J	8.86%	2023	$3,000	$3,200
	K	6.94%	2012	2,900	3,600
	CC	9.86%	2020	17,800	17,900

Total First Mortgage Bonds				23,700	24,700

Unsecured Senior Notes:	A	7.28%	2025	20,000	20,000
	B	6.77%	2028	20,000	20,000
	C	8.15%	2030	20,000	20,000
	D	7.13%	2031	20,000	20,000
	E	7.11%	2032	20,000	20,000
	F	5.90%	2017	20,000	20,000
	G	5.29%	2022	20,000	20,000
	H	5.29%	2022	20,000	20,000
	I	5.54%	2023	10,000	10,000
	J	5.44%	2018	9,091	10,000
	K	4.58%	2010	10,000	10,000
	L	5.48%	2018	10,000	10,000
	M	5.52%	2013	20,000	20,000
	N	5.55%	2013	20,000	20,000
	O	6.02%	2031	20,000	20,000

Total Unsecured Senior Notes				259,091	260,000

California Department of Water Resources loans		2.6% to 8.0%	2009-32	2,595	2,229
Other long-term debt				4,930	4,992

Total long-term debt				290,316	291,921
Less current maturities				2,818	2,701

Long-term debt excluding current maturities				$287,498	$289,220

     The first mortgage bonds and unsecured senior notes are obligations of Cal Water and contain certain restrictive covenants. The Company believes that it is in material compliance with such covenants as of December 31, 2008. All bonds are held by institutional investors and secured by substantially all of Cal Water’s utility plant. The unsecured senior notes are held by institutional investors and require interest-only payments until maturity, except series J which has an annual sinking fund payment amount of $909 annually, and series G and H which have an annual sinking fund requirement of $1,818 starting in 2012, and Series I which has an annual sinking fund requirement of $909 starting in 2013. The terms of the unsecured notes require Cal Water to grant a first mortgage security interest upon the issuance of additional first mortgage debt. The California Department of Water Resources (DWR) loans were financed under the California Safe Drinking Water Bond Act. Repayment of principal and interest on the DWR loans is through a surcharge on customer bills. Other long-term debt includes other equipment and system acquisition financing arrangements with financial institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2009 through 2013) are $2,818, $12,763, $2,645, $6,298, and $46,359, and $219,433, thereafter.
10 OTHER ACCRUED LIABILITIES
     As of December 31, 2008 and 2007, other accrued liabilities were:

	2008	2007
Accrued and deferred compensation	$11,429	$10,844
Accrued benefit and workers’ compensation claims	8,118	5,774
Other	12,988	8,351

	$32,535	$24,969

11  INCOME TAXES
     Income tax expense consists of the following:

	Federal	State	Total
2008
Current	$15,233	$4,679	$19,912
Deferred	4,486	(267)	4,219

Total	$19,719	$4,412	$24,131

2007
Current	$16,028	$4,662	$20,690
Deferred	522	(489)	33

Total	$16,550	$4,173	$20,723

2006
Current	$10,523	$3,107	$13,630
Deferred	3,489	(280)	3,209

Total	$14,012	$2,827	$16,839

     Income tax expense computed by applying the current federal 35% tax rate to pretax book income differs from the amount shown in the Consolidated Statements of Income. The difference is reconciled in the table below:

	2008	2007	2006
Computed “expected” tax expense	$22,378	$18,159	$14,847
Increase (reduction) in taxes due to:
State income taxes net of federal tax benefit	3,674	2,981	2,437
Investment tax credits	(32)	(32)	(32)
Other	(1,889)	(385)	(413)

Total income tax	$24,131	$20,723	$16,839

     Included in Other in the above table is the recognition of the flow-through accounting for Federal depreciation expense on assets acquired prior to 1982 and retirement costs of such assets. For assets acquired prior to 1982, the benefit of excess tax depreciation was previously passed through to the ratepayers. The tax benefit is now reversing and a higher tax expense is being recognized and is included in customer rates. Offsetting the flow-through depreciation in 2008 and 2007 was the impact of cost to remove pre-1982 assets. Also included is the federal income tax deduction from qualified U.S. production activities, which is being phased in from 2006 through 2011. Qualified production activities include production of potable water, but exclude the transmission and distribution of the potable water. The impact of the deduction is being reported in the year in which the deduction is claimed on the Company’s tax return. The impact was to lower the income tax provision by $1,276, $490, and $260 in 2008, 2007, and 2006, respectively.
     The components of deferred income tax expense were:

	2008	2007	2006
Depreciation	$4,726	$2,121	$3,386
Developer advances and contributions	(521)	(504)	(875)
Prepaid expenses	1,361	378	434
Accrued expenses	(800)	(1,362)	(716)
Investment tax credits	(106)	(106)	(106)
Other	(441)	(494)	1,086

Total deferred income tax expense	$4,219	$33	$3,209

     We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48) on January 1, 2007. As of December 31, 2008 and 2007, we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.
     In connection with the adoption of FIN 48, the Company will include interest and penalties related to uncertain tax positions as a component of income taxes.
     During 2007, there was a federal tax examination covering 2005 which resulted in a tax liability of $87. Tax years of 2006 and 2007, and 2002 through 2007 are subject to examination by the federal and state taxing authorities, respectively. There are no income tax examinations currently in progress.

     The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented in the following table:

	2008	2007
Deferred tax assets:
Developer deposits for extension agreements and contributions in aid of construction	$47,055	$47,588
Federal benefit of state tax deductions	8,925	8,367
Book plant cost reduction for future deferred ITC amortization	1,413	1,457
Insurance loss provisions	2,431	2,434
Pension plan, net	2,043	2,367

Total deferred tax assets	61,867	62,213

Deferred tax liabilities:
Utility plant, principally due to depreciation differences	131,652	127,187
Prepaid expense	4,123	2,762
Premium on early retirement of bonds	1,745	1,961
Other	814	15

Total deferred tax liabilities	138,334	131,925

Net deferred tax liabilities	$76,467	$69,712

     A valuation allowance was not required at December 31, 2008 and 2007. Based on historical taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.
12  EMPLOYEE BENEFIT PLANS
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158). The statement requires an employer to recognize in its statement of financial position an asset for a plan’s over-funded status or a liability for a plan’s under-funded status. The measurement date of the plans’ assets and obligations that determine the funded status is as of the end of the employer’s fiscal year effective in 2006.
Savings Plan
     The Company sponsors a 401(k) qualified, defined contribution savings plan that allows participants to contribute up to 20% of pre-tax compensation. The Company matches fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,786, $1,733, and $1,628, for the years 2008, 2007, and 2006, respectively.
Pension Plans
     The Company provides a qualified, defined-benefit, non-contributory pension plan for substantially all employees. The accumulated benefit obligations of the pension plan are $130,206 and $73,845 as of December 31, 2008 and 2007, respectively. The fair value of pension plan assets was $66,941 and $85,303 as of December 31, 2008 and 2007, respectively.
     Plan assets in the defined-benefit pension plan as of December 31, 2008 and 2007 were as follows:

Asset Category	2008	2007
Cash equivalents	19.0%	10.9%
Bond Funds	36.8%	28.9%
Domestic Equity Funds	37.2%	49.5%
Foreign Equity Funds	7.0%	10.7%
     The investment objective of the fund is to maximize the return on assets, commensurate with the risk the Company Trustees deem appropriate to meet the obligations of the Plan, and minimize the volatility of the pension expense. The target allocation of plan assets is to have 55% to 65% invested in equity funds and the balance to be invested in bond funds or cash equivalents. The Trustees periodically measure fund performance against specific indexes in an effort to generate a rate of return for the total portfolio that equals or exceeds the actuarial investment rate assumptions.
     Pension payment obligations are generally funded by the purchase of an annuity from a life insurance company. If monthly benefits are paid to future retirees, rather than with a purchase of an annuity, payments are expected to be made in each year from

2009 to 2013 are $1,822, $2,535, $3,397, $4,431, and $5,914, respectively. The aggregate benefits expected to be paid in the five years 2014 through 2018 would be $50,321. If annuities are purchased for the retirees rather than making monthly payments, the payments for the same period would be approximately, $8,559, $8,994, $12,586, $14,633, and $16,082. The aggregate payments to be paid for annuities in the five years 2014 through 2018 would be approximately $111,014. The expected benefit payments are based upon the same assumptions used to measure the Company’s benefit obligation at December 31, 2008, and include estimated future employee service.
     The Company also maintains an unfunded, non-qualified, supplemental executive retirement plan. The unfunded supplemental executive retirement plan accumulated benefit obligations were $15,043 and $10,340 as of December 31, 2008 and 2007, respectively. Benefit payments under the supplemental executive retirement plan are paid currently and are included in the preceding paragraph.
     The costs of the pension and retirement plans are charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost.
Other Postretirement Plan
     The Company provides substantially all active, permanent employees with medical, dental, and vision benefits through a self-insured plan. Employees retiring at or after age 58, along with their spouses and dependents, continue participation in the plan by payment of a premium. Plan assets are invested in mutual funds, short-term money market instruments and commercial paper based upon the same asset mix as the pension plan. Retired employees are also provided with a $5,000 life insurance benefit.
     The Company records the costs of postretirement benefits other than pension during the employees’ years of active service. Postretirement benefit expense recorded in 2008, 2007, and 2006, was $3,246, $2,521, and $2,369, respectively. The Company has recorded a regulatory asset in prior years for the difference between the Company-funded amount and the net periodic benefit cost. Prior to the adoption of SFAS No. 158, the remaining net periodic benefit cost was $9,790 and is being recovered through future customer rates and is recorded as a regulatory asset. The expected benefit payments, net of retiree premiums and Medicare part D subsidies, for the next five years are $929, $1,068, $1,196, $1,311, and $1,467, respectively.
     The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 2008 and 2007:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Change in projected benefit obligation:
Beginning of year	$105,884	$109,077	$27,492	$21,659
Service cost	6,423	5,291	1,430	1,154
Interest cost	8,991	6,522	1,716	1,317
Assumption change	20,239	(7,415)	6,651	2,997
Amendment	51,173	—	—	627
Experience (gain) loss	6,135	(1,538)	(300)	443
Benefits paid, net of retiree premiums	(5,967)	(6,053)	(781)	(705)

End of year	$192,878	$105,884	$36,208	$27,492

Change in plan assets:
Fair value of plan assets at beginning of year	$85,303	$78,393	$8,287	$5,547
Actual return on plan assets	(17,856)	6,021	(1,206)	403
Employer contributions	5,461	6,942	—	3,042
Retiree contributions	—	—	924	863
Benefits paid	(5,967)	(6,053)	(1,705)	(1,568)

Fair value of plan assets at end of year	$66,941	$85,303	$6,300	$8,287

Funded status	$(125,937)	$(20,581)	$(29,908)	$(19,205)
Unrecognized actuarial (gain) or loss	51,771	2,042	14,798	6,949
Unrecognized prior service cost	60,807	13,637	885	1,001
Unrecognized transition obligation	—	—	1,113	1,389

Net amount recognized	$(13,359)	$(4,902)	$(13,112)	$(9,866)

     Prior to 2006, the unfunded status for the pension plans and other postretirement plans was disclosed primarily in the footnotes to the financial statements. As of December 31, 2006, SFAS No. 158 requires the full recognition of the projected benefit obligation over the fair value of plan assets, reflecting the difference on the balance sheet. Therefore, previously disclosed but unrecognized amounts of gains and losses, unrecognized prior service costs and credits, net transition assets or obligations and related taxes have been charged to regulatory assets as a cumulative adjustment upon adoption of SFAS No. 158.
     Amounts recognized on the balance sheet, after consideration of the impact of SFAS 158, consist of:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Prepaid (Accrued) benefit costs	$—	$—	$(13,112)	$(9,866)
Accrued benefit liability	(125,937)	(20,581)	(16,796)	(9,339)
Regulatory asset	112,578	15,679	16,796	9,339

Net amount recognized	$(13,359)	$(4,902)	$(13,112)	$(9,866)

     Below are the actuarial assumptions used in determining the benefit obligation for the benefit plans:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Weighted average assumptions as of December 31:
Discount rate	6.40%	6.30%	5.80%	6.40%
Long-term rate of return on plan assets	8.00%	8.00%	7.00%	7.00%
Rate of compensation increases	5.00%	3.75%	—	—
     The long-term rate of return assumption is the expected rate of return on a balanced portfolio invested roughly 60% in equities and 40% in fixed income securities. The average return for the pension plan for the last five and ten years was 2.5% and 4.4%, respectively. The expected average return over the next 30 years is expected to be 8.0%. The discount rate was derived from the Citigroup Pension Discount Curve using the expected payouts for the plan.
     Net periodic benefit costs for the pension and other postretirement plans for the years ended December 31, 2008, 2007, and 2006 included the following components:

	Pension Plan			Other Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$6,423	$5,291	$5,347	$1,430	$1,154	$1,153
Interest cost	8,991	6,522	6,055	1,716	1,317	1,144
Expected return on plan assets	(6,012)	(5,704)	(5,797)	(574)	(469)	(408)
Net amortization and deferral	4,516	2,883	2,674	674	519	480

Net periodic benefit cost	$13,918	$8,992	$8,279	$3,246	$2,521	$2,369

     Below are the actuarial assumptions used in determining the net periodic benefit costs for the benefit plans, which uses the end of the prior year as the measurement date:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Weighted average assumptions as of December 31:
Discount rate	6.30%	5.90%	6.40%	5.90%
Long-term rate of return on plan assets	8.00%	8.00%	7.00%	8.00%
Rate of compensation increases	3.75%	3.75%	—	—
     For 2008 measurement purposes, the Company assumed a 9.5% annual rate of increase in the per capita cost of covered benefits with the rate decreasing 1.0% per year for the next three years, then gradually grading down to 5.1% over the next 48 years. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends is estimated to have the following effect:

	1-Percentage	1-Percentage Point
	Point Increase	Decrease
Effect on total service and interest costs	$631	$(491)
Effect on accumulated postretirement benefit obligation	$6,919	$(5,446)
     The Company intends to make annual contributions to the plans up to the amount deductible for tax purposes. The Company estimates in 2009 that the annual contribution to the pension plans will be $26.9 million and the annual contribution to the other postretirement plan will be $9.5 million.

13  STOCK-BASED COMPENSATION PLANS
     The Company has two stockholder-approved stock-based compensation plans.
Long-term Incentive Plan
     Under the Long-Term Incentive Plan that allowed granting of nonqualified stock options, some of which are currently outstanding, there will be no future grants made. Options were granted at an exercise price that was not less than the per share common stock market price on the date of grant. The options vest at a 25% rate on their anniversary date over their first four years and are exercisable over a ten-year period. At December 31, 2008, 84,000 options are fully vested and exercisable at a weighted average price of $24.90. The intrinsic value of the vested shares at December 31, 2008 was $1,763 and the weighted average fair value at date of grant was $4.67 per share. No options were granted in 2008, 2007, or 2006.
     The following table summarizes the activity of the Long-Term Incentive Plan:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Options
	Shares	Price	Contractual Life	Exercisable
Outstanding at December 31, 2005	98,000	$24.95	5.4	86,500
Exercised	(7,500)	25.15	—	—

Outstanding at December 31, 2006	90,500	24.94	4.3	90,500
Exercised	—	—	—	—

Outstanding at December 31, 2007	90,500	24.94	3.3	90,500
Exercised	(6,500)	25.39	—	—

Outstanding at December 31, 2008	84,000	24.90	2.1	84,000

Equity Incentive Plan
     The Equity Incentive Plan, which was approved by shareholders in April 2005, is authorized to issue up to 1,000,000 shares of common stock. In 2008 and 2007, the Company granted Restricted Stock Awards (RSAs) of 16,630 and 10,170 shares, respectively, of common stock both to employees and to directors of the Company. Employee awards vest ratably over 48 months, while independent director awards vest at the end of 12 months. The shares were valued at the weighted average price of $37.60 and $38.30 per share, respectively based upon the fair market value of the Company’s common stock on the date of grant. In 2008, Stock Appreciation Rights (SARs) equivalent to 47,070 shares were granted to employees, which vest ratably over 48 months and expire at the end of 10 years. The grant-date fair value for SARs was determined by using the Black Scholes model, which arrived at a fair value of $6.03 per share. Upon exercise of a SAR, the appreciation is payable in common shares of the Company.
     The assumptions utilized to determine the grant date fair value of the SARs were:

	2008	2007
Expected dividend yield	3.11%	2.99%
Expected volatility	21.96%	32.30%
Risk-free interest rate	2.63%	4.48%
Expected holding period in years	6.0	5.2
     The Company did not apply a forfeiture rate in the expense computation relating to SARs and RSAs issued to employees as they vest monthly and, as a result, the expense is recorded for actual number vested during the period. For outside directors, the Company did not apply a forfeiture rate in the expense computation relating to RSAs, as the Company expects 100% to vest at the end of twelve months.

     The table below reflects SARs granted under the Equity Incentive Plan.

		Weighted	Weighted		Weighted
		Average	Average		Average
		Exercise	Remaining	SAR	Fair
	Shares	Price	Contractual Life	Exercisable	Value
Stock Appreciation Rights
Outstanding at December 31, 2006	37,969	$38.77	9.02	8,847	$7.73
Granted	24,140	38.30	—	—	10.41
Cancelled	(469)	38.51	—	—	7.73

Outstanding at December 31, 2007	61,640	$38.59	8.49	22,070	$8.77
Granted	47,070	37.60	—	—	6.03

Outstanding at December 31, 2008	108,710	$38.16	8.22	46,304	$7.58

     The Company has recorded compensation expense for the RSAs and SARs of $545 and $372 in 2008 and 2007, respectively. The unrecognized future compensation expense for the RSAs and SARs at December 31, 2008 is $1,001.
14  FAIR VALUE OF FINANCIAL INSTRUMENTS
     For those financial instruments for which it is practicable to estimate a fair value, the following methods and assumptions were used. For cash equivalents, accounts receivable and accounts payable, the carrying amount approximates the fair value because of the short-term maturity of the instruments. The fair value of the Company’s long-term debt is estimated at $290 million and $358 million as of December 31, 2008 and 2007, respectively, using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities and credit risk. The book value of the long-term debt is $287 million and $289 million as of December 31, 2008 and 2007, respectively. The fair value of advances for construction contracts is estimated at $66 million as of December 31, 2008, and $64 million as of December 31, 2007, based on data of recent market transactions.
15  COMMITMENTS AND CONTINGENCIES
Commitments
     The Company leases office facilities and two water systems from cities, and has long-term commitments to purchase water from water wholesalers. The commitments are noted in the table below.

	Office	System	Water
	Leases	Leases	Contracts
2009	$639	$961	$18,743
2010	443	961	18,775
2011	135	864	18,782
2012	120	845	18,778
2013	52	845	18,786
Thereafter	942	3,873	401,848
     The Company leases office facilities in many of its operating districts. The total paid and charged to operations for such leases was $808 in 2008, $677 in 2007, and $666 in 2006.
     The Company leases the City of Hawthorne water system, which in addition to the upfront lease payment, includes an annual payment. The 15-year lease expires in 2011. There were annual payments of $116 in 2008, 2007, and 2006. In July 2003, the Company negotiated a 15-year lease of the City of Commerce water system. The lease includes an annual lease payment of $845 per year plus a cost savings sharing arrangement.
     The Company has a long-term contract with the Santa Clara Water District that requires the Company to purchase minimum annual water quantities. Purchases are priced at the districts then-current wholesale water rate. The Company operates to purchase sufficient water to equal or exceed the minimum quantities under the contract. The total paid under the contract was $6,739 in 2008, $6,193 in 2007, and $5,361 in 2006.
     The Company also has a water supply contract with Stockton East Water District (SEWD) that requires a fixed, annual payment and does not vary during the year with the quantity of water delivered by the district. Because of the fixed price arrangement, the Company operates to receive as much water as possible from SEWD in order to minimize the cost of operating Company-owned wells used to supplement SEWD deliveries. The total paid under the contract was $5,743 in 2008, $5,509 in 2007, and $4,420 in 2006. Pricing under the contract varies annually.
     Estimated annual contractual obligations in the table above are based on the same payment levels as 2007, due to an expected decrease in the future payments from the 2008 level. Future increased costs by SEWD are expected to be offset by a decline in the allocation of costs to the Company, as other customers of SEWD are expected to receive a larger allocation based upon growth of their service areas.
     On September 21, 2005, the Company entered into an agreement with Kern County Water Agency (Agency) to obtain treated water for the Company’s operations. The term of the agreement is to January 1, 2035, or until the repayment of the Agency’s bonds (described hereafter) occurs. Under the terms of the agreement, the Company is obligated to purchase approximately 11,500 acre feet of treated water in 2009 and an incrementally higher volume of water for each subsequent year until 2017, when the Company is obligated to purchase 20,500 acre feet of treated water per year. The Company is obligated to pay the Capital Facilities Charge and the Treated Water Charge regardless of whether it can use the water in its operation, and is obligated for these charges even if the Agency cannot produce an adequate amount to supply the 20,500 acre feet in the year. (This agreement supersedes a prior agreement with Kern County Water Agency for the supply of 11,500 acre feet of water per year). Total annual cost in 2008 was $4,369, $2,871 in 2007, and $3,301 in 2006.
     Three other parties, including the City of Bakersfield, are also obligated to purchase a total of 32,500 acre feet per year under separate agreements with the Agency. Further, the Agency has the right to proportionally reduce the water supply provided to all of the participants if it cannot produce adequate supplies. The participation of all parties in the transaction for expansion of the Agency’s facilities, including the Water Purification Plant, purchase of the water, and payment of interest and principal on the bonds being issued by the Agency to finance the transaction is required as a condition to the obligation of the Agency to proceed with expansion of the Agency’s facilities. If any of the other parties does not use its allocation, that party is obligated to pay its contracted amount.
     The Agency has issued bonds to fund the project and uses the payments of the Capital Facilities Charges by the Company and the other contracted parties to meet the Agency’s obligations to pay interest and repay principal on the bonds. If any of the parties were to default on making payments of the Capital Facilities Charge, then the other parties are obligated to pay for the defaulting party’s share on a pro-rata basis. If there is a payment default by a party and the remaining parties have to make payments, they are also entitled to a pro-rata share of the defaulting party’s water allocation.
     The Company expects to use all its entitled water in its operations every year. In addition, if the Company were to pay for and receive additional amounts of water due to a default of another participating party; the Company believes it could use this additional water in its operations without incurring substantial incremental cost increases. If additional treated water is available, all parties have an option to purchase this additional treated water, subject to the Agency’s right to allocate the water among the parties.
     The total obligation of all parties, excluding the Company, is approximately $82.4 million to the Agency. Based on the credit worthiness of the other participants, which are government entities, it is believed to be highly unlikely that the Company would be required to assume any other parties’ obligations under the contract due to their default. In the event of default by a party, the Company would receive entitlement to the additional water for assuming any obligation.
     Once the project is complete, the Company is obligated to pay a Capital Facilities Charge and a Treated Water Charge that together total $6,400 annually, which equates to $0.3 per acre foot. Annual payments of $3,600 for the Capital Facilities Charge began when the Agency issued bonds to fund the project. Some of the Treated Water Charge of $2,800 began July 1, 2007, when a portion of the planned capacity became available. Once the entire expansion project is completed the full annual payments will be $6,400 which will continue through the term of the agreement. As treated water is being delivered, the Company is also obligated for its portion of the operating costs; that portion is currently estimated to be $0.02 per acre foot. The actual amount will vary due to variations from reimbursable operating cost estimates, inflation, and other changes in the cost structure. The Company’s overall estimated cost of $0.3 per acre foot is less than the estimated cost of procuring untreated water (assuming water rights could be obtained) and then providing treatment.
Contingencies
Chico Groundwater/Wausau Insurance Matter
     In 1995, the State of California’s Department of Toxic Substances Control (DTSC) named us as a potential responsible party for cleanup of toxic contamination plumes, which contain perchloroethylene, also know as tetrachloroethylene (PCE) in the Chico groundwater. In December 2002, we were named along with other defendants in two lawsuits filed by DTSC for the cleanup of the plumes. In 2007, we entered into Court approved consent decrees (Consent Decrees). The Consent Decrees conditioned our performance upon many factors, including, but not limited to, water pumped and treated by us must meet regulatory standards so we may distribute to its customers. Pursuant to the terms of the Consent Decrees, we will incur capital costs of $1.5 million and future operating costs with a present value of approximately $2.6 million. In our 2007 general rate case (GRC) settlement negotiations, the Division of Ratepayer Advocates have tentatively agreed to track all costs associated with the Consent Decrees, including legal costs to pursue insurance coverage, for potential future recovery in rates.
     In connection with these suits, our insurance carrier, Employers Insurance of Wausau (Wausau) filed a separate lawsuit against us for reimbursement of past defense costs which approximate $1.5 million and a declaratory determination of coverage. On January 23, 2008, the Court heard various parties’ motions and on September 25, 2008 issued its rulings that Wausau had a duty to defend; therefore, the Company will not have to reimburse Wausau for previously incurred defense costs. The Court did not find Wausau’s actions were intended to harm the Company, so punitive damages will not be recoverable by the Company. However, the Court also found that the issue of policy coverage will be determined at trial. A trial date has been set for May 26, 2009. Based on the Court’s rulings, the Company has not recorded any liability associated with reimbursement of costs to defend and expensing the related costs as incurred. We continue to believe that the claims are covered under the insurance policies. However, if our claim is ultimately found to be excludable under the insurance policies, the Company believes that recovery of costs associated with the Consent Decrees are probable from either its equitable indemnity lawsuit against manufacturers and distributors of perchloroethylene, also know as tetrachloroethylene, (PCE) in California; or through rate increases in the future. Therefore, no accrual or contingency has been recorded for this matter.
Other Groundwater Contamination
     The Company has been and is involved in litigation against third parties to recover past and future costs related to ground water contamination in our service areas. The cost of litigation is expensed as incurred and any settlement is first offset against such costs. Any settlement in excess of the cost to litigate is accounted for on a case by case basis based upon the nature of the settlement. It is anticipated that the majority of the settlement will be reflected as a benefit to the rate payers by offsetting future operating or capital costs.
     The Company is involved in a lawsuit against major oil refineries regarding the contamination of the ground water as a result of the gas additive MTBE. The Company entered into a partial settlement with the defendants in April of 2008 that represent approximately 70% of the responsible parties (as determined by the Superior Court). The Company is aggressively pursuing legal action against the remaining responsible parties.
     On October 22, 2008, the Company received $34.2 million in cash representing the pro-rata portion of the partial settlement in the MTBE litigation, after deduction of attorneys’ fee and litigation expenses. The Company is in the process of determining with the Commission the appropriate regulatory treatment of the proceeds. It is anticipated that the proceeds will be used by the Company on infrastructure improvements. The Company is in the process of filing with the Internal Revenue Service a request for a private letter ruling regarding the taxability of the proceeds.
     As of December 31, 2008, the Company believes the proceeds are non-taxable based upon its intent to reinvest them in qualifying assets. In 2009, when an agreement is reached with the Commission regarding the regulatory treatment, or when the taxability is determined based upon proceedings with the Internal Revenue Service, the Company will adjust the accounting of the settlement accordingly. The amount is presently reported as a long-term liability.
     As previously reported, Cal Water has filed with the City of Bakersfield, in the Superior Court of California, a lawsuit that names potentially responsible parties, who manufactured and distributed products containing 1,2,3 trichloropropane (TCP) in California. TCP has been detected in the ground water. The lawsuit seeks to recover treatment costs necessary to remove TCP. The Court has now coordinated our action with other water purveyor cases (TCP Cases JCCP 4435) in San Bernardino County. No trial date has yet been set.
     The Company has filed in San Mateo County Superior Court a complaint (California Water Service Company v. The Dow Chemical Company, et al. CIV 473093) against potentially responsible parties that manufactured and distributed products, which contained perchloroethylene, also know as tetrachloroethylene (PCE) in California, to recover the past, present, and future treatment costs. No trial date has yet been set.
Other Legal Matters
     In the past few years, the Company has been named as a co-defendant in several asbestos related lawsuits. The company has been dismissed without prejudice in two of these cases. In Case No. BC360406, reported in our prior year annual report, the Court has approved a confidential settlement between the Company, the plaintiff and his heirs. The settlement was paid for by our contractor’s and our insurance policy carriers. There was no effect on our financial statements. On February 6, 2009, plaintiffs filed in Alameda

County William and Barbara Church vs. Asbestos Corporation, LTD et al., Case No. RG09434913, against the Company and numerous other defendants. Plaintiffs’ complaint alleges personal injury from his exposure to asbestos. The complaint states negligence, false representations, strict liability, premise/owner liability and loss of consortium causes of actions. The Complaint does not state any amount of damages. The Company does not believe that the plaintiffs’ have any valid causes of actions against the Company. The Company will vigorously defend itself in this matter. Accordingly, the Company has not recorded an accrual for this matter.
     From time to time, the Company is involved in various disputes and litigation matters that arise in the ordinary course of business. We review the status of each significant matter and assess its potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount of the range of loss can be estimated, we accrue a liability for the estimated loss in accordance with SFAS No 5, “Accounting of Contingencies.” Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. While the outcome of these disputes and litigation matters cannot be predicted with any certainty, management does not believe that when taking into account existing reserves that the ultimate resolution of these matters will materially affect our financial position, results of operations, or cash flows.
16  QUARTERLY FINANCIAL DATA (UNAUDITED)
     The Company’s common stock is traded on the New York Stock Exchange under the symbol “CWT.”

2008	First	Second	Third	Fourth
Operating revenue	$72,921	$105,581	$131,702	$100,108
Net operating income	4,831	14,482	26,762	11,394
Net income	185	10,116	22,186	7,318
Diluted earnings per share	0.01	0.48	1.06	0.35
Common stock market price range:
High	40.68	41.04	40.22	46.43
Low	33.58	31.69	31.16	29.73
Dividends paid per common share	0.2925	0.2925	0.2925	0.2925

2007	First	Second	Third	Fourth
Operating revenue	$71,570	$95,782	$113,851	$85,879
Net operating income	5,242	11,389	17,535	10,004
Net income	1,581	7,727	13,809	8,042
Diluted earnings per share	0.07	0.37	0.67	0.39
Common stock market price range:
High	44.54	40.85	43.96	44.39
Low	36.75	34.46	35.39	35.85
Dividends paid per common share	0.2900	0.2900	0.2900	0.2900

17 CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
The following tables present the condensed consolidating financial statements of the parent company (California Water Service Group), its wholly-owned consolidated subsidiary (Cal Water) and other wholly-owned subsidiaries.  The information is presented utilizing the equity method of accounting for investments in consolidating subsidiaries.
CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2008
(In thousands)

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

ASSETS
Utility plant:
Utility plant	$—	$1,488,227	$102,051	$(7,199)	$1,583,079
Less accumulated depreciation and amortization	—	(451,350)	(20,354)	992	(470,712)

Net utility plant	—	1,036,877	81,697	(6,207)	1,112,367

Current assets:
Cash and cash equivalents	427	3,025	10,417	—	13,869
Receivables	72	44,049	3,848	—	47,969
Receivables from affiliates	9,295	11,976	372	(21,643)	—
Other current assets	142	17,877	(59)	—	17,960

Total current assets	9,936	76,927	14,578	(21,643)	79,798

Other assets:
Regulatory assets	905	196,990	398	—	198,293
Investments in affiliates	404,064	—	—	(404,064)	—
Long-term affiliate notes receivable	10,851	—	—	(10,851)	—
Other assets	—	20,242	7,612	(205)	27,649

Total other assets	415,820	217,232	8,010	(415,120)	225,942

	$425,756	$1,331,036	$104,285	$(442,970)	$1,418,107

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stockholders’ equity	$402,949	$372,337	$38,139	$(410,476)	$402,949
Affiliate long-term debt	—	—	10,851	(10,851)	—
Long-term debt, less current maturities	—	283,820	3,678	—	287,498

Total capitalization	402,949	656,157	52,668	(421,327)	690,447

Current liabilities:
Current maturities of long-term debt	—	2,121	697	—	2,818
Short-term borrowings	12,000	28,000	—	—	40,000
Payables to affiliates	9,642	201	11,800	(21,643)	—
Accounts payable	—	38,003	3,769	—	41,772
Accrued expenses and other liabilities	1,165	34,563	2,878	—	38,606

Total current liabilities	22,807	102,888	19,144	(21,643)	123,196

Unamortized investment tax credits	—	2,392	—	—	2,392
Deferred income taxes, net	—	70,003	2,341	—	72,344
Pension and postretirement benefits other than pensions	—	152,685	—	—	152,685
Regulatory and other liabilities	—	75,362	7,950	—	83,312
Advances for construction	—	174,625	1,538	—	176,163
Contributions in aid of construction	—	96,924	20,644	—	117,568

	$425,756	$1,331,036	$104,285	$(442,970)	$1,418,107

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2007
(In thousands)

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

ASSETS
Utility plant:
Utility plant	$—	$1,383,350	$70,895	$(7,198)	$1,447,047
Less accumulated depreciation and amortization	—	(420,338)	(17,360)	847	(436,851)

Net utility plant	—	963,012	53,535	(6,351)	1,010,196

Current assets:
Cash and cash equivalents	2,718	2,631	1,385	—	6,734
Receivables	9	36,107	4,012	—	40,128
Receivables from affiliates	7,128	—	2,244	(9,372)	—
Other current assets	—	14,845	(1,732)	—	13,113

Total current assets	9,855	53,583	5,909	(9,372)	59,975

Other assets:
Regulatory assets	905	89,792	211	—	90,908
Investments in affiliates	379,592	—	—	(379,592)	—
Long-term affiliate notes receivable	2,343			(2,343)
Other assets	—	22,308	1,316	(204)	23,420

Total other assets	382,840	112,100	1,527	(382,139)	114,328

	$392,695	$1,128,695	$60,971	$(397,862)	$1,184,499

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stockholders’ equity	$385,709	$358,124	$24,548	$(382,672)	$385,709
Preferred stock	3,475	3,475	—	(3,475)	3,475
Long-term affiliate debt, less current maturities	—	—	2,343	(2,343)	—
Long-term debt, less current maturities	—	284,908	4,312	—	289,220

Total capitalization	389,184	646,507	31,203	(388,490)	678,404

Current liabilities:
Current maturities of long-term debt	—	2,050	651	—	2,701
Payables to affiliates	—	5,287	4,085	(9,372)	—
Accounts payable	—	35,108	1,586	—	36,694
Accrued expenses and other liabilities	3,511	27,253	(506)	—	30,258

Total current liabilities	3,511	69,698	5,816	(9,372)	69,653

Unamortized investment tax credits	—	2,467	—	—	2,467
Deferred income taxes, net	—	68,053	1,659	—	69,712
Pension and postretirement benefits other than pensions	—	39,444	—	—	39,444
Regulatory and other liabilities	—	38,782	1	—	38,783
Advances for construction	—	166,450	1,574	—	168,024
Contributions in aid of construction	—	97,294	20,718	—	118,012

	$392,695	$1,128,695	$60,971	$(397,862)	$1,184,499

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2008
(In thousands)

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

Operating revenue	$—	$389,659	$20,653	$—	$410,312

Operating expenses:
Operations:
Purchased water	—	111,450	276	—	111,726
Purchased power	—	21,424	4,515	—	25,939
Pump taxes	—	8,413	486	—	8,899
Administrative and general	—	54,025	5,404	—	59,429
Other	—	46,538	5,115	(457)	51,196
Maintenance	—	18,500	469	—	18,969
Depreciation and amortization	—	35,407	2,077	(145)	37,339
Income taxes	—	24,106	69	332	24,507
Taxes other than income taxes	—	13,342	1,497	—	14,839

Total operating expenses (income)	—	333,205	19,908	(270)	352,843

Net operating income	—	56,454	745	270	57,469

Other Income and Expenses:
Non-regulated revenue	439	7,825	6,782	(816)	14,230
Non-regulated expense	—	(10,084)	(5,013)	—	(15,097)
Gain on sale on non-utility property	—	7	—	—	7
Income tax benefit (expense) on other income and expense	(179)	918	(695)	332	376

Net other income (expense)	260	(1,334)	1,074	(484)	(484)

Interest:
Interest expense	147	20,107	697	(360)	20,591
Less: capitalized interest	—	(3,366)	(45)	—	(3,411)

Net interest expense	147	16,741	652	(360)	17,180

Equity earnings of subsidiaries	39,692	—	—	(39,692)	—

Net income	$39,805	$38,379	$1,167	$(39,546)	$39,805

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2007
(In thousands)

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

Operating revenue	$—	$351,098	$15,984	$—	$367,082

Operating expenses:
Operations:
Purchased water	—	106,145	603	—	106,748
Purchased power	—	21,727	2,247	—	23,974
Pump taxes	—	7,769	392	—	8,161
Administrative and general	—	50,902	3,360	—	54,262
Other	—	42,860	3,907	(457)	46,310
Maintenance	—	17,925	411	—	18,336
Depreciation and amortization	—	31,959	1,757	(153)	33,563
Income taxes	(3)	16,947	623	320	17,887
Taxes other than income taxes	—	12,643	1,028	—	13,671

Total operating expenses (income)	(3)	308,877	14,328	(290)	322,912

Net operating income	3	42,221	1,656	290	44,170

Other Income and Expenses:
Non-regulated revenue	436	9,154	4,601	(634)	13,557
Non-regulated expense	—	(6,185)	(2,929)	—	(9,114)
Gain on sale on non-utility property	—	2,516	—	—	2,516
Income tax benefit (expense) on other income and expense	(177)	(2,235)	(681)	257	(2,836)

Net other income (expense)	259	3,250	991	(377)	4,123

Interest:
Interest expense	8	19,347	541	(177)	19,719
Less: capitalized interest	—	(2,585)	—	—	(2,585)

Net interest expense	8	16,762	541	(177)	17,134

Equity earnings of subsidiaries	30,905	—	—	(30,905)	—

Net income	$31,159	$28,709	$2,106	$(30,815)	$31,159

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2006
(In thousands)

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

Operating revenue	$—	$319,799	$14,918	$—	$334,717

Operating expenses:
Operations:
Purchased water	—	93,108	318	—	93,426
Purchased power	—	20,511	2,227	—	22,738
Pump taxes	—	7,668	426	—	8,094
Administrative and general	—	49,496	3,297	—	52,793
Other	—	39,812	3,568	(457)	42,923
Maintenance	—	15,215	376	—	15,591
Depreciation and amortization	—	29,045	1,768	(161)	30,652
Income taxes	(22)	14,520	471	328	15,297
Taxes other than income taxes	—	11,832	1,065	—	12,897

Total operating expenses (income)	(22)	281,207	13,516	(290)	294,411

Net operating income	22	38,592	1,402	290	40,306

Other Income and Expenses:
Non regulated revenue	531	7,594	3,165	(645)	10,645
Non regulated expense	—	(5,182)	(2,026)	—	(7,208)
Gain on sale on non-utility property	—	348	—	—	348
Less: income taxes on other income and expense	(215)	(1,125)	(464)	262	(1,542)

Net other income (expense)	316	1,635	675	(383)	2,243

Interest:
Interest expense	51	19,277	527	(186)	19,669
Less: capitalized interest	—	(2,700)	—	—	(2,700)

Net interest expense	51	16,577	527	(186)	16,969

Equity earnings of subsidiaries	25,293	—	—	(25,293)	—

Net income	$25,580	$23,650	$1,550	$(25,200)	$25,580

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2008
(In thousands)

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

Operating activities:
Net income	$39,805	$38,379	$1,167	$(39,546)	$39,805

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity earnings of subsidiaries	(39,692)	—	—	39,692	—
Dividends received from affiliates	24,348	—	—	(24,348)	—
Depreciation and amortization	—	37,102	2,528	(145)	39,485
Amortization of debt premium and expense	—	673	—	—	673
Other changes in noncurrent assets and liabilities	—	10,174	485	—	10,659
Change in value of life insurance contracts	—	3,763	—	—	3,763
Gain on sale of non-utility property	—	(7)	—	—	(7)
Changes in operating assets and liabilities:
Net advance to affiliates	8,615	(17,061)	8,446	—	—
Other changes, net	(12,018)	(2,102)	15,473	(1)	1,352

Net adjustments	(18,747)	32,542	26,932	15,198	55,925

Net cash provided by (used in) operating activities	21,058	70,921	28,099	(24,348)	95,730

Investing activities:
Utility plant expenditures
Company funded	—	(95,302)	(3,910)	—	(99,212)
Developer advances and contributions in aid of construction	—	(8,317)	(275)	—	(8,592)
MTBE settlement received	—	34,217	—	—	34,217
Proceeds from sale of non-utility assets	—	7	—	—	7
Loans to affiliates	(11,990)	—	—	11,990	—
Reduction of affiliate note receivable	990	—	—	(990)	—
Acquisitions, net of cash acquired	—	—	(24,924)	—	(24,924)
Proceeds from redemption of affiliate preferred stock	3,718	—	—	(3,718)	—
Purchase of life insurance	—	(1,373)	—	—	(1,373)

Net cash provided by (used in) investing activities	(7,282)	(70,768)	(29,109)	7,282	(99,877)

Financing Activities:
Short-term borrowings	16,000	40,000	—	—	56,000
Repayment of short-term borrowings	(4,000)	(12,000)	—	—	(16,000)
Borrowings from affiliates	—	—	11,990	(11,990)	—
Repayment of affiliate long-term debt	—	—	(990)	990	—
Issuance of long-term debt, net of expense	—	494	161	—	655
Retirement of long-term debt	—	(2,124)	(747)	—	(2,871)
Advances and contributions in aid for construction	—	7,618	609	—	8,227
Refunds of advances for construction	—	(6,661)	(1)	—	(6,662)
Redemption of preferred stock	(3,718)	(3,718)	—	3,718	(3,718)
Dividends paid to non-affiliates	(24,349)	—	—	—	(24,349)
Dividends paid to affiliates	—	(23,368)	(980)	24,348	—

Net cash provided by (used in) financing activities	(16,067)	241	10,042	17,066	11,282

Change in cash and cash equivalents	(2,291)	394	9,032	—	7,135
Cash and cash equivalents at beginning of period	2,718	2,631	1,385	—	6,734

Cash and cash equivalents at end of period	$427	$3,025	$10,417	$—	$13,869

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2007
(In thousands)

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

Operating activities:
Net income	$31,159	$28,709	$2,106	$(30,815)	$31,159

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity earnings of subsidiaries	(30,905)	—	—	30,905	—
Dividends received from affiliates	24,123	—	—	(24,123)	—
Depreciation and amortization	—	31,959	1,757	(153)	33,563
Amortization of debt premium and expense	—	674	(1)	—	673
Other changes in noncurrent assets and liabilities	—	(163)	(99)	—	(262)
Gain on sale of non-utility property	—	(2,515)	(1)	—	(2,516)
Changes in operating assets and liabilities:
Net advance to affiliates	(4,097)	2,927	1,170	—	—
Other changes, net	2,170	(11,510)	(3,286)	63	(12,563)

Net adjustments	(8,709)	21,372	(460)	6,692	18,895

Net cash provided by (used in) operating activities	22,450	50,081	1,646	(24,123)	50,054

Investing activities:
Utility plant expenditures
Company funded	—	(72,932)	(3,064)	—	(75,996)
Developer advances and contributions in aid of construction	—	(11,586)	(1,881)	—	(13,467)
Proceeds from sale of non-utility assets	—	2,495	—	—	2,495
Loans to affiliates	(1,579)	—	—	1,579	—
Reduction of affiliates note receivable	154	—	—	(154)	—
Acquisitions	—	(388)	(1,091)	—	(1,479)

Net cash provided by (used in) investing activities	(1,425)	(82,411)	(6,036)	1,425	(88,447)

Financing Activities:
Issuance of common stock	372	—	—	—	372
Borrowings from affiliates	—	—	1,579	(1,579)	—
Repayment of affiliate long-term debt	—	—	(154)	154	—
Issuance of long-term debt, net of expense	—	—	264	—	264
Retirement of long-term debt	—	(1,170)	(810)	—	(1,980)
Advances and contributions in aid of construction	—	11,798	4,791	—	16,589
Refunds of advances for construction	—	(5,611)	(695)	—	(6,306)
Dividends paid to non-affiliates	(24,124)	—	—	—	(24,124)
Dividends paid to affiliates	—	(22,908)	(1,215)	24,123	—

Net cash provided by (used in) financing activities	(23,752)	(17,891)	3,760	22,698	(15,185)

Change in cash and cash equivalents	(2,727)	(50,221)	(630)	—	(53,578)
Cash and cash equivalents at beginning of period	5,445	52,852	2,015	—	60,312

Cash and cash equivalents at end of period	$2,718	$2,631	$1,385	$—	$6,734

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2006

			All Other	Consolidating
	Parent Company	Cal Water	Subsidiaries	Adjustments	Consolidated

Operating activities:
Net income	$25,580	$23,650	$1,550	$(25,200)	$25,580

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity earnings of subsidiaries	(25,293)	—	—	25,293	—
Dividends received from subsidiaries	21,961	—	—	(21,961)	—
Depreciation and amortization	—	29,045	1,768	(161)	30,652
Amortization of debt premium and expense	—	665	—	—	665
Other changes in noncurrent assets and liabilities	(129)	(2,100)	5,576	(129)	3,218
Gain on sale of non-utility property	—	(348)	—	—	(348)
Changes in operating assets and liabilities:
Net advance to affiliates	1,802	(2,360)	558	—	—
Other changes, net	(2,682)	10,618	(6,932)	197	1,201

Net adjustments	(4,341)	35,520	970	3,239	35,388

Net cash provided by (used in) operating activities	21,239	59,170	2,520	(21,961)	60,968

Investing activities:
Utility plant expenditures				—
Company funded	—	(86,178)	(2,204)	—	(88,382)
Developer funded	—	(14,456)	(1,608)	—	(16,064)
Proceeds from sale of non-utility assets	—	353	—	—	353
Investment in subsidiaries	(73,462)	—	—	73,462	—
Loans to affiliates	(500)	—	—	500	—
Reduction of affiliates note receivable	41	—	—	(41)	—
Acquisitions	—	—	(509)	—	(509)

Net cash provided by (used in) investing activities	(73,921)	(100,281)	(4,321)	73,921	(104,602)

Financing Activities:
Issuance of common stock	79,545	73,462	—	(73,462)	79,545
Borrowings from affiliates	—	—	500	(500)	—
Repayment of affiliate long-term debt	—	—	(41)	41	—
Issuance of long-term debt, net of expense	—	19,714	165	—	19,879
Retirement of long-term debt	—	(1,117)	(731)	—	(1,848)
Advances and contributions in aid of construction	—	21,620	3,372	—	24,992
Refunds of advances for construction	—	(5,461)	(728)	—	(6,189)
Dividends paid to non-affiliates	(21,966)	—	—	—	(21,966)
Dividends paid to affiliates	—	(20,887)	(1,074)	21,961	—

Net cash provided by (used in) financing activities	57,579	87,331	1,463	(51,960)	94,413

Change in cash and cash equivalents	4,897	46,220	(338)	—	50,779
Cash and cash equivalents at beginning of period	548	6,632	2,353	—	9,533

Cash and cash equivalents at end of period	$5,445	$52,852	$2,015	$—	$60,312